Exhibit 99.1

Globally Local
Technologies Inc.

AUDIT COMMITTEE TERMS OF
REFERENCE

Audit Committee Terms of Reference

1.	Role and Objective

The Audit Committee (the “Committee”) is a committee of the board of directors (the “Board”) of Globally Local Technologies Inc. (the “Corporation”) to which the Board has delegated its responsibility for oversight of the nature and scope of the annual audit, management’s reporting on internal accounting standards and practices, financial information and accounting systems and procedures, financial reporting and statements and recommending, for Board of Director approval, the audited financial reports and other mandatory disclosure releases containing financial information. The objectives of the Committee, with respect to the Corporation and its subsidiary, are as follows:

(a)	To assist directors to meet their responsibilities in respect of the preparation and disclosure of the financial reports of the Corporation and related matters.

(b)	Provide an open avenue of communication among the Corporation’s auditors, financial and senior management and the Board.

(c)	To ensure the external auditors’ independence and review and appraise their performance.

(d)	To increase the credibility and objectivity of financial reports.

(e)	To strengthen the role of the outside directors by facilitating in depth discussions between directors on the Committee, management and external auditors.

2.	Composition

The Committee shall be comprised of at least three directors as determined by the Board, the majority of whom shall be independent directors as defined in National Instrument 52-110 Audit Committees (“NI 52-110”) and pursuant to the policies of the Exchange. “Independent” generally means free from any business or other direct or indirect material relationship with the Corporation that could, in the view of the Board, reasonably interfere with the exercise of the member's independent judgment.

All of the members must be financially literate within the meaning of NI 52-110 unless the Board has determined to rely on an exemption in NI 52-110. Being “financially literate” means members have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation's financial statements. For the purposes of these audit committee terms of reference (“Terms of Reference”), the definition of “financially literate” is the ability to read and understand a set of financial reports that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Corporation’s financial reports.

The members of the Committee shall be elected by the Board at its first meeting following the annual shareholders’ meeting. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

Audit Committee Terms of Reference

3.	Meetings

The Committee shall meet at least four times per year and/or as deemed appropriate by the Committee Chair. As part of its job to foster open communication, the Committee will meet at least annually with management and the external auditors in separate sessions.

Agendas, with input from management, shall be circulated to Committee members and relevant management personnel along with background information on a timely basis prior to the Committee meetings.

The minutes of the Committee meetings shall accurately record the decisions reached and shall be distributed to the Committee members with copies to the Board, the Chief Financial Officer or such other officer acting in that capacity, and the external auditor.

The Chief Executive Officer and the Chief Financial Officer or their designates shall be available to attend at all meetings of the Committee upon the invitation of the Committee.

The Controller, Treasurer and/or such other staff as appropriate to provide information to the Committee shall attend meetings upon invitation by the Committee.

4.	Mandate and Responsibilities

To fulfill its responsibilities and duties, the Committee shall:

(a)	undertake annually a review of this mandate and make recommendations to the Corporate Governance Committee as to proposed changes;

(b)	satisfy itself on behalf of the Board with respect to the Corporation’s internal control systems, including, where applicable, relating to derivative instruments:

(i)	identifying, monitoring and mitigating business risks; and

(ii)	ensuring compliance with legal and regulatory requirements;

(c)	review the Corporation’s financial reports, management discussion and analysis (“MD&A”), any annual earnings, interim earnings and press releases before the Corporation publicly discloses this information and any reports or other financial information (including quarterly financial reports), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors; the process should include but not be limited to:

(i)	reviewing changes in accounting principles, or in their application, which may have a material impact on the current or future years’ financial reports;

(ii)	reviewing significant accruals, reserves or other estimates such as the ceiling test calculation;

(iii)	reviewing accounting treatment of unusual or non-recurring transactions;

(iv)	ascertaining compliance with covenants under loan agreements;

(v)	reviewing financial reporting relating to asset retirement obligations;

(vi)	reviewing disclosure requirements for commitments and contingencies;

Audit Committee Terms of Reference

(vii)	reviewing adjustments raised by the external auditors, whether or not included in the financial reports;

(viii)	reviewing unresolved differences between management and the external auditors;

(ix)	obtain explanations of significant variances with comparative reporting periods; and

(x)	determine through inquiry if there are any related party transactions and ensure the nature and extent of such transactions are properly disclosed;

(d)	review the financial reports and related information included in prospectuses, MD&A, information circular-proxy statements and annual information forms, prior to Board approval;

(e)	with respect to the appointment of external auditors by the Board:

(i)	require the external auditors to report directly to the Committee;

(ii)	review annually the performance of the external auditors who shall be ultimately accountable to the Board and the Committee as representatives of the shareholders of the Corporation;

(iii)	obtain annually, a formal written statement of external auditors setting forth all relationships between the external auditors and the Corporation and confirming their independence from the Corporation;

(iv)	review and discuss with the external auditors any disclosed relationships or services that may impact the objectivity and independence of the external auditors;

(v)	be directly responsible for overseeing the work of the external auditors engaged for the purpose of issuing an auditors’ report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting;

(vi)	review management’s recommendation for the appointment of external auditors and recommend to the Board appointment of external auditors and the compensation of the external auditors;

(vii)	review the terms of engagement of the external auditors, including the appropriateness and reasonableness of the auditors’ fees;

(viii)	when there is to be a change in auditors, review the issues related to the change and the information to be included in the required notice to securities regulators of such change;

(ix)	take, or recommend that the full Board take, appropriate action to oversee the independence of the external auditors; and

(x)	at each meeting, consult with the external auditors, without the presence of management, about the quality of the Corporation’s accounting principles, internal controls and the completeness and accuracy of the Corporation’s financial reports;

(f)	review all public disclosure containing audited or unaudited financial information before release;

(g)	review financial reporting relating to risk exposure;

Audit Committee Terms of Reference

(h)	satisfy itself that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information from the Corporation’s financial reports and periodically assess the adequacy of those procedures;

(i)	review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Corporation;

(j)	review annually with the external auditors their plan for their audit and, upon completion of the audit, their reports upon the financial reports of the Corporation and its subsidiaries;

(k)	review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Corporation’s external auditors and consider the impact on the independence of the auditors; The pre-approval requirement is waived with respect to the provision of non-audit services if:

(i)	the aggregate amount of all such non-audit services provided to the Corporation constitutes not more than five percent (5%) of the total amount of revenues paid by the Corporation to its external auditors during the fiscal year in which the non-audit services are provided;

(ii)	such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and

(iii)	such services are promptly brought to the attention of the Committee by the Corporation and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee;

provided the pre-approval of the non-audit services is presented to the Committee’s first scheduled meeting following such approval, such authority may be delegated by the Committee to one or more independent members of the Committee;

(l)	review any other matters that the Audit Committee feels are important to its mandate or that the Board chooses to delegate to it;

(m)	with respect to the financial reporting process:

(i)	in consultation with the external auditors, review with management the integrity of the Corporation’s financial reporting process, both internal and external;

(ii)	consider the external auditors’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting;

(iii)	consider and approve, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the external auditors and management;

(iv)	review significant judgments made by management in the preparation of the financial reports and the view of the external auditors as to appropriateness of such judgments;

Audit Committee Terms of Reference

(v)	following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

(vi)	review any significant disagreement among management and the external auditors regarding financial reporting;

(vii)	review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented;

(viii)	review the certification process;

(ix)	establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(x)	establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

5.	Authority

Following each meeting, in addition to a verbal report, the Committee will report to the Board by way of providing copies of the minutes of such Committee meeting at the next Board meeting after a meeting is held (these may still be in draft form).

Supporting schedules and information reviewed by the Committee shall be available for examination by any director.

The Committee shall have the authority to investigate any financial activity of the Corporation and to communicate directly with the internal and external auditors. All employees are to cooperate as requested by the Committee.

The Committee may retain, and set and pay the compensation for, persons having special expertise and/or obtain independent professional advice to assist in fulfilling its duties and responsibilities at the expense of the Corporation.